Exhibit 15
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Minneapolis, MN
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries (the “Company”) for the periods ended September 27, 2008 and September 29, 2007, as indicated in our report dated October 21, 2008; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 27, 2008, is being incorporated by reference in Registration Statements No. 33-38534, 33-45012, 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, and 333-126693.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
DELOITTE & TOUCHE LLP
Minneapolis, MN
October 21, 2008